EXHIBIT(e)(13)

RETENTION AGREEMENT

U.S. Laboratories Inc., a Delaware corporation (the “Company”), and [                    ], an individual (“Executive”), hereby enter into this Retention Agreement (this “Agreement”) as of                         , 2002.

WHEREAS, the Company has approved an Agreement and Plan of Merger with Bureau Veritas, S.A. (“Parent”), pursuant to which the Company is expected to become a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, Executive is a valuable employee of the Company and the Company and Parent desire to assure the availability of Executive to assist in the Company achieving its desired business objectives after the date of closing of the Merger (the “Closing Date”);

NOW, THEREFORE, in consideration of the mutual promises and covenants contained below, the parties agree as follows:

1.    Retention Payment.    If the Merger occurs, in order to provide additional incentive for Executive to remain in the employ of the Company thereafter, the Company agrees to pay Executive the amount of $[                ] if (i) Executive is still employed by the Company on the first anniversary of the Closing Date (the “Payment Date”) or (ii) Executive’s employment has been terminated by the Company or its successor-in-interest without Good Cause, or by Executive with Good Reason, prior to the Payment Date. For purposes of this Agreement, (x) the Company shall be deemed to have Good Cause to terminate Executive’s employment if Executive is terminated based on Executive’s dishonesty, insubordination or willful misconduct or pursuant to a “for cause” termination provision in any applicable employment agreement between Executive and the Company or Executive refuses to obey a lawful directive of Executive’s supervisor and fails to correct such refusal within a reasonable time after receipt of written notice from the Company; and (y) Executive shall be deemed to have Good Reason to terminate his or her employment with the Company voluntarily if Executive’s base compensation is reduced, if Executive is assigned duties materially inconsistent with his or her positions, duties, responsibilities and status with the Company.

2.    Exclusive Services Agreement.    In consideration of the Company’s obligations under this Agreement and other compensation payable to Executive during the term of Executive’s employment with the Company, Executive agrees that Executive shall continue to diligently perform his or her duties for the Company after the Merger. Executive will not engage in any other employment during the term of Executive’s employment with the Company, without the specific written consent of the Company.

3.    Assignment.    This Agreement is binding upon and will inure to the benefit of any successor-in-interest of the Company.

4.    Notices.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if hand-delivered or if mailed by registered or certified mail, postage prepaid, addressed to Executive at Executive’s address as it appears on the records of the Company or addressed to the Company at its principal office at 7895 Convoy Court, Suite 18, San Diego, California 92111. Either party may change the address at which notice shall be given by written notice given in the above manner.

5.    Governing Law.    This Agreement shall be governed as to its validity and effect by the laws of the State of Delaware without regard to principles of conflict of laws.

6.    Miscellaneous.    This instrument constitutes the entire agreement of the parties hereto and supersedes and replaces any other written or oral agreement or understanding with respect to the subject matter hereof. This Agreement may be modified, amended or waived only by written instrument executed by both parties. Should any valid federal or state law be found to affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law and otherwise this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“EXECUTIVE”

Print name:

“COMPANY”
U.S. LABORATORIES INC.

By:
Name: Title:

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